EXHIBIT 5.1

833 EAST MICHIGAN STREET, SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL • 414.273.3500 FAX • 414.273.5198 www • GKLAW.COM

May 29, 2020

ManpowerGroup Inc.

100 Manpower Place

Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by ManpowerGroup Inc., a Wisconsin corporation (the “Company”), of up to 2,500,000 additional shares of common stock, $.01 par value (the “Shares”), pursuant to the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”), as described in the Company’s Prospectus dated May 29, 2020 (the “Prospectus”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about May 29, 2020 (the “Registration Statement”).

We have examined:  (a) the Plan, the Prospectus and the Registration Statement, (b) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C. GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.